Exhibit 99.1
CROGHAN BANCSHARES, INC.
AND THE CROGHAN COLONIAL BANK
ANNOUNCE THAT STEVEN C. FUTRELL,
PRESIDENT & CEO, WILL RETIRE AUGUST 31, 2010
December 14, 2009 — For Immediate Release
Fremont, Ohio — Croghan Bancshares, Inc. (“Croghan”) (OTC BB: CHBH) and The Croghan Colonial Bank (the “Bank”) today announced that Steven C. Futrell, President, Chief Executive Officer, and a director of Croghan and the Bank, has informed the Board of Directors that he will be retiring on August 31, 2010. Mr. Futrell has served as President, Chief Executive Officer, and a director since joining Croghan and the Bank in May 2001.
Mr. Futrell commented, “I have decided to retire next August in order to spend more time with my wife and our family. I have been very fortunate to have made many friends at Croghan and the Bank over the past eight plus years, and I will certainly miss the daily interactions with the staff, customers, and shareholders. However, I feel the time is right to move on to the next phase of my life.”
Mr. Futrell continued, “We have an excellent management team and staff, and I am very confident in the future of Croghan and the Bank. I decided to announce my retirement now in order to provide for a seamless transition to a new President and Chief Executive Officer over the course of the next nine months.”
James E. Bowlus stated on behalf of the Board of Directors, “Mr. Futrell has been an integral part of the success of Croghan and the Bank over the past eight plus years. With his leadership, Croghan and the Bank have maintained strong capital levels, consistently generated above average earnings when compared to other banks, and worked hard to provide the best quality service to our customers, maintain and enhance shareholder value, and improve the communities in which we do business.”
The Board of Directors has started the process of identifying a new President and Chief Executive Officer and expects to announce Mr. Futrell’s successor in the near future.